Wachovia Securities
8739 Research Drive, URP4
Charlotte, NC 28288

WACHOVIA SECURITIES

OFFICER'S CERTIFICATE
Reference is hereby made to that certain Pooling and Servicing Agreement dated as of November 3, 2005, by and among Greenwich Capital Commercial Funding Corp., as Depositor, Wachovia Bank, National Association, as Master Servicer, LNR Partners, Inc., as Special Servicer, LaSalle Bank, National Association, as Trustee, and ABN AMRO Bank, N.V., as Fiscal Agent, with respect to Commercial Mortgage Pass-Through Certificates, Series 2005-GG5 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy Ryan, and Clyde M. Alexander, Managing Director and Director of the Master Servicer, do hereby certify that:

1.
A review of the activities of the Master Servicer during the period from November 3, 2005 through December 31, 2005 and of its performance under the Agreement during such period has been made under our supervision; and

2.
To the best of our knowledge, based on such review, the Master Servicer has fulfilled all of its material obligations under this Agreement in all material respects throughout the period November 3, 2005 through December 31, 2005; and

3.
The Master Servicer has received no notice regarding qualification, or challenging the status, of the any REMIC Pool, as a REMIC, the Grantor Trust as a "grantor trust" from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2006.

/s/ Timothy Ryan	/s/ Clyde M. Alexander
Timothy Ryan, Managing Director	Clyde M. Alexander, Director
Wachovia Bank National Association	Wachovia Bank National Association